Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-128103) on Form S-8 of USANA Health Sciences, Inc. of our report dated June 19, 2020, with respect to the statements of net assets available for benefits of the USANA Health Sciences 401(k) Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, the related notes to financial statements, and the related supplemental Schedule H, Part IV, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of the USANA Health Sciences 401(k) Plan.

Salt Lake City, Utah

June 19, 2020